Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224702

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated May 9, 2018)

AMNEAL PHARMACEUTICALS, INC.

This Prospectus Supplement No. 2 (this “Supplement No. 2”) is part of the prospectus of Amneal Pharmaceuticals, Inc. (the “Company”), dated May 9, 2018 (the “Prospectus”). This Supplement No. 2 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 2. Except to the extent that the information in this Supplement No. 2 modifies or supersedes the information contained in the Prospectus, this Supplement No. 2 should be read, and will be delivered, with the Prospectus. This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 2 is to update and supplement the information in the Prospectus with the information contained in Amneal Pharmaceuticals, Inc.’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (“SEC”) on June 7, 2018, which is attached hereto.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2018 (June 4, 2018)

AMNEAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38485 (Commission File Number)	32-0546926 (I.R.S. Employer Identification No.)

400 Crossing Blvd Bridgewater, NJ (Address of Principal Executive Offices)		08807 (Zip Code)

Registrant’s telephone number, including area code: (908) 947-3120

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01	Other Events.

On June 4, 2018, Impax Laboratories, LLC, a Delaware limited liability company (“Impax”) and wholly-owned subsidiary of Amneal Pharmaceuticals, Inc. (the “Company”), completed its previously announced offer to purchase (the “Offer”) from holders of record (“Holders”), any and all of Impax’s 2.00% Senior Convertible Notes due 2022 (the “Notes”), pursuant to the terms and conditions of the Company Repurchase Notice, Notice of Entry into Supplemental Indenture, and Offer to Repurchase to Holders of 2.00% Convertible Senior Notes due 2022, dated May 7, 2018 (the “Offer to Repurchase”).

The Offer expired at 11:59 p.m., New York City time, on June 4, 2018 (the “Exercise Expiration Date”). The final settlement of the Offer took place on June 5, 2018 (the “Special Tender Date”).

Pursuant to the Offer, $599,376,000 aggregate principal amount of the Notes was validly tendered and not validly withdrawn as of the Exercise Expiration Date, and subsequently accepted on the Special Tender Date.

A copy of the press release announcing the results of the Offer is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 5, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2018

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Bryan M. Reasons

Name:	Bryan M. Reasons
Title:	Senior Vice President and Chief Financial Officer

Exhibit 99.1

Impax Laboratories, LLC Announces Results Of Tender Offer for 2.00% Convertible Senior Notes Due 2022

HAYWARD, Cal., June 5, 2018 /PRNewswire/ — Impax Laboratories, LLC (“Impax” or the “Company”), a wholly-owned subsidiary of Amneal Pharmaceuticals, Inc. (NYSE: AMRX), announced today the final results of its previously announced cash tender offer (the “Offer”) to repurchase any and all of its outstanding 2.00% Senior Convertible Notes (the “Notes”) (CUSIP No. 45256BAE1). The terms and conditions of the offer to repurchase are set forth in the Company Repurchase Notice and Offer to Repurchase to Holders of 2.00% Convertible Senior Notes due 2022 which was distributed to holders of the Notes.

As of 11:59 p.m., New York City time, on June 4, 2018 (the “Exercise Expiration Date”), the aggregate principal amount of Notes validly tendered and not validly withdrawn was $599,376,000, representing approximately 99.90% of the outstanding Notes.

All of the Notes validly tendered and not validly withdrawn as of the Exercise Expiration Date will be accepted for payment pursuant to the Offer. Holders of such Notes will be eligible to receive the repurchase price of 100% of the principal amount thereof (the “Special Tender Price”). The Company will also pay any accrued and unpaid interest on the Notes to, but excluding, June 15, 2018 to all Holders of record on the June 1, 2018 regular record date for that interest payment date, without regard to whether or not a Holder tendered its Notes in the Offer. Payment of the Special Tender Price and of such accrued and unpaid interest for such Notes is expected to be made today, June 5, 2018 (the “Special Tender Date”).

The Company has retained RBC Capital Markets as the dealer manager for the Offer. Questions regarding the terms of the Offer may be directed to the Liability Management Group of RBC Capital Markets by calling (212) 618-7843 (collect) or (877) 381-2099 (US toll-free). Global Bondholder Services Corporation acted as the Information Agent and Depositary for the Offer.

This notice shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the Offer are set forth in the Offer to Repurchase distributed to holders of the Notes. The Offer is being made only through, and subject to the terms and conditions set forth in, the Offer to Repurchase.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions that the Company believes are reasonable but are not guarantees of future events and results. Actual future events and results of the Company may differ materially from those expressed in these forward-looking statements as a result of a number of factors, including those described in filings by the Company and Amneal Pharmaceuticals, Inc. with the Securities and Exchange Commission, which can be found at www.sec.gov.